Exhibit 4.3

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (the “Agreement”), dated as of July 9, 1998,  between BRW Acquisition, Inc., a Delaware corporation (the “Company”), and FISHER CAPITAL CORP. LLC, a Delaware limited liability company (the “Purchaser”).

W I T N E S S E T H :

WHEREAS, the Purchaser and the Company have agreed that the Purchaser purchased on July 9, 1998, 500 shares of common stock of the Company, par value $0.01 per share (herein referred to as the “Common Stock”), at the purchase price per share of $500.00 (the “Per Share Purchase Price”);

WHEREAS, the parties are entering into this Agreement to provide for the other terms and conditions of the subscription, purchase and sale of the Purchased Shares (as hereinafter defined);

NOW, THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereto hereby agree as follows:

1.                                       Purchase and Sale of Common Stock.

(a)  Purchase of Common Stock.  Subject to all of the terms and conditions of this Agreement, the Purchaser hereby subscribes for and shall purchase at the Closing provided for in Section 2(a) hereof, and the Company shall issue and sell to the Purchaser at the Closing provided for in Section 2(a) hereof, 500 shares of Common Stock (the “Purchased Shares”) at a purchase price per share equal to the Per Share Purchase Price.

(b)  Consideration.  Subject to all of the terms and conditions of this Agreement, the Purchaser shall deliver to the Company on or prior to the Closing an aggregate amount in cash equal to $250,000.00  (the “Subscription Price”).

(c)  Execution of Documents; Payment.  Notwithstanding anything to the contrary in this Section 1, the Company shall not have any obligation to issue any Purchased Shares unless and until the Company is satisfied, in its sole discretion, that (i) the Purchaser has duly executed and delivered this Agreement and the Sale Participation Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Sale Participation Agreement”) to which the Purchaser is a party and (ii) payment of the Subscription Price is made in accordance with the provisions of Section 1(b) above.

2.                                       Closing.

(a)  Time and Place.  Except as otherwise mutually agreed by the Company and the Purchaser, the closing (the “Closing”) of the transaction contemplated by this Agreement shall be held on July 9, 1998 (the time and date of the Closing, the “Closing Date”).

(b)  Closing.  At the Closing, (i) the Company shall deliver to the Purchaser a stock certificate registered in the Purchaser’s name and representing the number of Purchased Shares subscribed for pursuant hereto, which certificate shall bear the legends set forth in Section 3(b), and (ii) the Purchaser shall have delivered to the Company the Subscription Price in the manner set forth in Section 1(b).

3.                                       Purchaser’s Representations, Warranties and Covenants.

(a)  The Purchaser agrees and acknowledges that the Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such act being referred to herein as a “transfer”) any Purchased Shares unless such transfer complies with Section 4 of this Agreement.  The Purchaser also agrees and acknowledges that the Purchaser will not transfer any Purchased Shares unless:

(i)  the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”) and in compliance with applicable provisions of U.S. state securities laws; or

(ii) (A)  counsel for the Purchaser (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Act and (B) if the Purchaser is a citizen or resident of any country other than the United States, or the Purchaser desires to effect any transfer in any such country, counsel for the Purchaser (which counsel shall be reasonably satisfactory to the Company) shall have furnished the Company with an opinion or other advice reasonably satisfactory in form and substance to the Company to the effect that such transfer will comply with the securities laws of such jurisdiction.

Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers are deemed to be in compliance with the Act and this Agreement and no opinion of counsel is required in connection therewith: (x) a transfer made pursuant to Section 5 hereof and (y) a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a holder of Purchased Shares in accordance with the terms of this Agreement, provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement and the transferee agrees in writing to be bound by the terms and conditions hereof.

(b)  The certificate (or certificates) representing the Purchased Shares shall bear the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE SUBSCRIPTION AGREEMENT DATED AS OF JULY 9, 1998 BETWEEN BRW ACQUISITION, INC., AND THE PURCHASER NAMED ON THE FACE HEREOF AND THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY).”

(c)  The Purchaser acknowledges that the Purchaser has been advised that (i) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Purchased Shares and (ii) a notation shall be made in the appropriate records of the Company indicating that the Purchased Shares are subject to restrictions on transfer and appropriate stop-transfer restrictions will be issued to the Company’s transfer agent with respect to the Purchased Shares.  The Purchaser also acknowledges that (1) the Purchased Shares must be held indefinitely and the Purchaser must continue to bear the economic risk of the investment in the Purchased Shares unless they are subsequently registered under the Act or an exemption from such registration is available, (2) when and if Purchased Shares may be disposed of without registration in reliance on Rule 144 of the rules and regulations promulgated under the Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule and (3) if the Rule 144 exemption is not available, public sale without registration will require compliance with some other exemption under the Act.

(d)  If any Purchased Shares are to be transferred in accordance with Rule 144 or Regulation S under the Act or otherwise, the Purchaser shall promptly notify the Company of such intended transfer and shall deliver to the Company at or prior to the time of such transfer such documentation as the Company may reasonably request in connection with such transfer and, in the case of a transfer pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 (or any successor form) required to be filed with the Securities and Exchange Commission (the “SEC”).

(e)  The Purchaser agrees that, if any shares of Common Stock are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued under an employee plan), the Purchaser will not effect any public sale or distribution of any shares of Common Stock not covered by such registration statement from the time of the receipt of a notice from the Company that the Company has filed or imminently intends to file such registration statement or to commence such offering to, or within 180 days after, the effective date of such registration statement or the completion of such offering, unless otherwise agreed to in writing by the Company.

(f)  The Purchaser represents and warrants that the Purchaser has been given the opportunity to obtain any information or documents and to ask questions and receive answers about such information, the Company and its subsidiaries and the business and prospects of the Company and its subsidiaries which the Purchaser deems necessary to evaluate the merits and risks related to the Purchaser’s investment in the Purchased Shares and to verify such information, and the Purchaser has relied solely on such information.

(g) The Purchaser represents and warrants that the Purchaser is an “accredited investor” within the meaning of such term contained in Rule 501 under the Act.  The Purchaser further represents and warrants that (i) the Purchaser’s financial condition is such that the Purchaser can afford to bear the economic risk of holding the Purchased Shares for an indefinite period of time and has adequate means for providing for the Purchaser’s current needs and contingencies, (ii) the Purchaser can afford to suffer a complete loss of its investment in the Purchased Shares, (iii) the Purchaser understands and has taken cognizance of all risk factors related to the purchase of the Purchased Shares and (iv) the Purchaser’s knowledge and experience in financial and business matters are such that the Purchaser is capable of evaluating the merits and risks of the Purchaser’s purchase of the Purchased Shares as contemplated by this Agreement.

(h)  The Purchaser represents and warrants that this Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.                                       Restriction on Transfer.  Except for (i) transfers permitted by clauses (x) and (y) of Section 3(a), (ii) sales of Purchased Shares pursuant to an effective registration statement under the Act filed by the Company as contemplated by Section 6 hereof, (iii) sales pursuant to the Sale Participation Agreement or (iv) distributions to the equity holders of the Purchaser or, with the consent of the Company (such consent not to be unreasonably withheld), sales of Purchased Shares to any affiliate of the Purchaser (provided that it is expressly understood that any such transferee under this clause (iv) shall be bound by the provisions of this Agreement and the transferee shall agree in writing to be bound by the terms and conditions hereof), the Purchaser agrees that the Purchaser will not transfer any Purchased Shares at any time prior to the fifth anniversary of the Closing Date.  No transfer of any such shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect.

5.                                       Right of First Refusal.  If, at any time after the fifth anniversary of the Closing Date and prior to a Public Offering (as hereinafter defined), the Purchaser receives a bona fide offer to purchase any or all of the Purchaser’s Purchased Shares (the “Offer”) from a third party (the “Offeror”) which the Purchaser wishes to accept, the Purchaser shall cause the Offer to be reduced to writing and shall notify the Company in writing of the Purchaser’s wish to accept the Offer.  The Purchaser’s notice shall contain an irrevocable offer to sell such Shares to the Company (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer, and shall be accompanied by a copy of the Offer (which shall identify the Offeror).  At any time within 20 days after the date of the receipt by the Company of the Purchaser’s notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the Purchased Shares covered by the Offer either (i) at the same price and on the same terms and conditions as the Offer or (ii) if the Offer includes any consideration other than cash, then at the sole option of the Company, at the equivalent all cash price, determined in good faith by the Company, by delivering a certified bank check or checks in the appropriate amount (and any such non-cash consideration to be paid) to the Purchaser at the principal office of the Company against delivery of certificates or other instruments representing the Shares so purchased (and such other documents as the Company may reasonably require), appropriately endorsed by the Purchaser.  If at the end of such 20 day period, the Company has not tendered the purchase price for such shares in the manner set forth above, the Purchaser may during the succeeding 20 day period sell not less than all of the Purchased Shares covered by the Offer to the Offeror at a price and on terms no less favorable to the Purchaser than those contained in the Offer.  Promptly after such sale, the Purchaser shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company.  If, at the end of 20 days following the expiration of the 20 day period for the Company to purchase the Purchased Shares, the Purchaser has not completed the sale of such Purchased Shares as aforesaid, all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such Purchased Shares.

6.                                       “Piggyback” Registration Rights.

(a)  Effective upon the date of this Agreement, until the later of (i) five years from the date hereof or (ii) the first occurrence of a Qualified Public Offering (as defined below), the Purchaser hereby agrees to be bound by all of the terms, conditions and obligations of the Registration Rights Agreement, dated as of July 9, 1998, between the Company, Bristol West Associates LLC, as Delaware limited liability company (“Associates”), KKR 1996 Fund L.P. and KKR Partners II, L.P. (the “Registration Rights Agreement”), and, in the case of a Qualified Public Offering, and subject to the limitations set forth in this Section 6, shall have all of the rights, privileges and obligations of the Registration Rights Agreement, in each case as if the Purchaser were an original party (other than the Company) thereto; provided, however, that at no time shall the Purchaser have any rights to request registration under Section 3 of the Registration Rights Agreement and provided, further, that the Purchaser shall not be bound by any amendment to the Registration Rights Agreement that adversely affects its rights in any way unless the Purchaser consents thereto; provided that such consent will not be unreasonably withheld.  Notwithstanding anything to the contrary contained in the Registration Rights Agreement, the Purchaser’s rights and obligations under the Registration Rights Agreement shall be subject to the limitations and additional obligations set forth in this Section 6.  All Purchased Shares purchased by the Purchaser pursuant to this Agreement shall be deemed to be Registrable Securities as defined in the Registration Rights Agreement.

As used herein, the term “Public Offering” shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-8 or any other similar form).

As used herein, the term “Qualified Public Offering” shall mean a Public Offering pursuant to an effective registration statement and either (i) such registration statement includes the sale of shares of Common Stock held by Kohlberg Kravis Roberts & Co. L.P. (the “KKR Partnership”) or its affiliates or (ii) thereafter an active trading marked in 40% or more of the Common Stock exists.

(b)  The Company will promptly notify the Purchaser in writing (a “Notice”) of any proposed registration (a “Proposed Registration”) in connection with a Qualified Public Offering.  If within 15 days of the receipt by the Purchaser of such Notice, the Company receives from the Purchaser a written request (a “Request”) to register some or all of the Purchased Shares held by the Purchaser (which Request will be irrevocable unless otherwise mutually agreed to in writing by the Purchaser and the Company), Purchased Shares will be so registered as provided in this Section 6; provided, however, that for each such registration statement only one Request, which shall be executed by the Purchaser, may be submitted for all Registrable Securities held by the Purchaser.

(c)  The maximum number of Shares which will be registered pursuant to a Request will be the lowest of (i) (A) the number of Purchased Shares then held by the Purchaser multiplied by (B) a fraction, the numerator of which is the number of shares of Common Stock being sold by Associates and other investment partnerships and investment limited liability companies affiliated with the KKR Partnership and the denominator of which is the number of shares of Common Stock owned by the Associates and investment partnerships and investment limited liability companies affiliated with the KKR Partnership, (ii) the maximum number of shares of Common Stock which the Company can register in the Proposed Registration without an adverse effect on the offering in the view of the managing underwriters as more fully described in subsection (d) of this Section 6 and (iii) the maximum number of shares which the Purchaser (pro rata based upon the aggregate number of shares of Common Stock the Purchaser and all Management and Employee Shareholders have requested to be registered) is permitted to register under the Registration Rights Agreement.

As used herein, the term “Management and Employee Shareholders” means those shareholders of the Company who are parties to a Management and Employee Shareholders’ and Subscription Agreement.

(d)  If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Common Stock requested to be included in the Proposed Registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the shares of Common Stock offered in such Qualified Public Offering as contemplated by the Company, then the Company will include in the Proposed Registration (i) first, 100% of the shares of Common Stock the Company proposes to sell and (ii) second, to the extent of the number of shares of Common Stock requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of shares of Common Stock which the “Holders” and “Other Holders” (as defined in the Registration Rights Agreement), including, without limitation, the Purchaser and the Management and Employee Shareholders, have requested to be included in the Proposed Registration, such amount to be allocated pro rata among all requesting Holders and Other Holders on the basis of the relative number of shares of Common Stock then held by each such Holder and Other Holder (provided that any shares thereby allocated to any such Holder that exceed such Holder’s request will be reallocated among the remaining requesting Holders in like manner).

(e)  Upon delivering a Request, the Purchaser will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Company with respect to the Purchased Shares to be registered pursuant to this Section 6 (a “Custody Agreement and Power of Attorney”).  The Custody Agreement and Power of Attorney will provide, among other things, that the Purchaser will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such Purchased Shares (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock transfer forms in blank) and irrevocably appoint said custodian and attorney-in-fact as the Purchaser’s agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Purchaser’s behalf with respect to the matters specified therein.

(f)  The Purchaser agrees that he or she will execute such other agreements as the Company may reasonably request to further evidence the provisions of this Section 6.

7.                                       Dividends.  No dividends on the Purchased Shares are expected to be paid by the Company prior to a Public Offering.  In the event any dividends are paid with respect to the Purchased Shares, the Purchaser will be treated in the same manner as all other shareholders with respect to Purchased Shares then owned by the Purchaser.

8.                                       Representations and Warranties of the Company.  The Company represents and warrants to the Purchaser that:  (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms; and (ii) the Purchased Shares, when issued, delivered and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

9.                                       Expiration of Certain Provisions.  The provisions contained in Section 5 of this Agreement and the portion of any other provision of this Agreement which incorporates the provisions of Section 5 shall terminate and be of no further force or effect with respect to any Purchased Shares sold by the Purchaser (i) pursuant to an effective registration statement filed by the Company pursuant to Section 6 hereof or (ii) pursuant to the terms of the Sale Participation Agreement.

Except as set forth above, such provisions shall not terminate in the event of any public offering or stock exchange listing of shares of Common Stock.

10.                                 Recapitalizations, etc.

(a)  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Purchased Shares, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Purchased Shares, by reason of any stock dividend, split, reverse split, bonus issue, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

(b)  If the Purchaser shall acquire any additional shares of Common Stock of the Company, including without limitation upon the exercise of share options or otherwise, and the agreement or other instrument pursuant to which such shares of Common Stock are acquired so provides, then the provisions of this Agreement shall be applicable to such shares of Common Stock as if they were “Purchased Shares” hereunder for purposes of all provisions of this Agreement other than Sections 1 and 2.

11.                                 U.S. State Securities Laws.  The Company hereby agrees to use its reasonable best efforts to comply with all U.S. state securities or “blue sky” laws which might be applicable to the sale of the Purchased Shares to the Purchaser.

12.                                 Binding Effect.  (a)  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors and assigns.  In the case of a transferee permitted under Section 3(a) hereof, such transferee shall be deemed the Purchaser hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 3(a) hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

(a)  The Company shall have the right to assign any or all of its rights or obligations to purchase Purchased Shares pursuant to Section 5 hereof to an affiliate of the KKR Partnership.

13.                                 Amendment.  This Agreement may be amended only by a written instrument signed by the Parties hereto.

14.                                 Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, overnight courier or delivery service or by any recognized international equivalent of such mail delivery, or by facsimile to the Company or the Purchaser, as the case may be, at the following addresses or to such other address as the Company or the Purchaser, as the case may be, shall specify by notice to the others:

(i)                                                             (a) if to the Company, to it at:

BRW Acquisition, Inc.

c/o Kohlberg Kravis Roberts & Co.

9 West 57th Street

Suite 4200

New York, New York 10019

Attention:  Scott Nuttall

with a copy to:

Kohlberg Kravis Roberts & Co.

9 West 57th Street

Suite 4200

New York, New York 10019

Attention:  Perry Golkin

and to

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York  10017-3909

Attention:  Gary Horowitz, Esq.

(ii)                                                          if to the Purchaser, to it at:

Fisher Capital Corp. LLC

8 Clarke Drive

Cranbury, New Jersey 08512

Attention:  Kevin Byrne

with a copy to:

Latham & Watkins

885 Third Avenue

Suite 1000

New York, NY 10022

Attention:  Scott O. Bowie

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

15.                                 Applicable Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, regardless of the law that might be applied under principles of conflict of laws.  Any suit, action or proceeding against the Purchaser with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of New York or located in the City of New York, as the Company may elect in its sole discretion.  Nothing herein shall in any way be deemed to limit the ability of the Company to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Purchaser, in such other jurisdictions, and in such manner, as may be permitted by applicable law.  The Purchaser hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.  No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of New York, and the Purchaser hereby irrevocably waives any right which it may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.  The Company hereby submits accordingly to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

16.                                 Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Continued on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BRW ACQUISITION, INC.

By:	/s/ Perry Golkin
Title: President
Name: Perry Golkin

FISHER CAPITAL CORP. LLC

By:	/s/ James R. Fisher
Title: Managing Member